14 Schoolhouse Road Somerset, New Jersey 08873 catalent.com
+ 1 888 SOLUTION (76588466)

March 15, 2018

Aristippos Gennadios 300 Beach Drive NE Apt. 904
St. Petersburg, FL 33701 USA

Dear Aristippos:

From time to time we review all Executive Leadership Team offer letters. This letter amends previous offer letters and is effective immediately.

The following is important information about your individual position, benefits and rewards. I encourage you to review all materials thoroughly and contact me with questions.

1.Position: Your position is President, Softgel Technologies, reporting directly to John Chiminski, President and CEO, Catalent Pharma Solutions. As President, Softgel Technologies, you are also a member of Catalent's Executive Leadership Team.

Pay: Your annualized base pay is $420,000 and paid bi-weekly. As a member of our Executive Leadership Team, your salary will be reviewed annually and adjusted if required based on market data.

2.Performance: Your performance reviews follow the standard annual review calendar for Catalent. Annual Goals and Objectives will be set and amended by the CEO as appropriate.

3.Rewards: Catalent is pleased to offer a comprehensive, competitive compensation program that rewards talented employees for their performance.

a.You will continue to be eligible for participation in our short-term incentive plan, "Management Incentive Plan" (MIP). Your annual target incentive is $315,000. Your actual MIP dollar value target will be reviewed annually and adjusted in the sole discretion of the Company following a review of market data. Actual annual bonus payments are determined based upon the achievement of specific financial and management agenda objectives and your achievement of your personal Goals and Objectives.

b.You will continue to be eligible for participation in our Long-Term Incentive Plan (LTIP). Your annual target LTIP grant value is $450,000. Components of the award are proportionately 50% performance share units (PSUs), 30% stock options and 20% restricted stock units (RSUs), all to be granted in accordance with Catalent's normal practices for LTIP awards to Executive Leadership Team members, which includes your execution of agreements with respect to each grant. Your LTIP annual grant value as well as the component mix will be reviewed annually and adjusted in the sole discretion of the Company following a review of market data.

4.Severance: A separate severance agreement letter has been prepared that provides you severance equal to your annual base salary and MIP target bonus, subject to the terms and conditions of the severance agreement.

5.Paid Time Off: You remain eligible for our seven (7) paid company holidays (New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day following, and Christmas Day). You are also eligible to receive up to 36 days of Paid Time Off (PTO) each calendar year. PTO includes vacation, sick and personal days, all of which need to be used during the calendar year as we do not permit carry over, unless required by the laws of the place where you are based.

6.Terms: Notwithstanding anything to the contrary in this offer letter, employment with Catalent is not for any definite period and is terminable, with or without notice, at the will of either you or the Company at any time for any reason. There shall be no contract, express or implied, of employment.

7.Confidentiality: In accepting this offer, you reaffirm your commitment and understanding that you continue to be bound by the Confidentiality and Non-Compete terms set out in previous LTIP grants made to you.

8.Ethics: As a company founded on a core set of values, we expect you to continue to abide by and certify, as may be requested from time to time, your continued compliance with our Standards of Business Conduct.

Your agreement to the terms of this letter supersedes any other oral or written agreement or understanding you have with the Company (including any prior offer letter with the Company or any predecessor entity) regarding your eligibility for rewards and benefits.

Please sign below to indicate your agreement to the terms of this letter.

If you have any questions, please feel free to call me at 732-537-6147 or Steven Fasman at 732-537-5958. Sincerely yours,

/s/ John Chiminski
John Chiminski
President and Chief Executive Officer Catalent Pharma Solutions, LLC

Enclosures
Copies:     Steven Fasman
Lance Miyamoto
I accept employment on the terms offered above:

    /s/ Aristippos Gennadios                16 Mar 2018
Aristippos Gennadios

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